UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2009
ASSURANCEAMERICA CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Nevada	0-06334	87-0281240

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

RiverEdge One, Suite 600 5500 Interstate North Parkway Atlanta, Georgia	30328

(Address of principal executive offices)	(Zip Code)
(770) 952-0200 x6259
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 17, 2009, AssuranceAmerica Corporation (the “Company”) entered into a Loan Agreement with Wachovia Bank, National Association, providing for a $1.5 million revolving credit facility, which matures on July 16, 2010. The Company has not yet drawn on the credit facility; however advances may be used for funding certain permitted acquisitions or for working capital or general corporate needs in the ordinary course of business. The interest rate is LIBOR + 3.00%, payable monthly, and there is an unused line fee of 25 basis points, payable quarterly.
     The credit facility is secured by a pledge of the Company’s ownership interests in two of the Company’s subsidiaries, Trustway Insurance Agencies, LLC and AssuranceAmerica Managing General Agency LLC, and is guaranteed by the same entities. In addition, Trustway Insurance Agencies, LLC pledged its ownership interest in Trustway T.E.A.M., Inc., which is also a guarantor. The Loan Agreement includes customary covenants,, including financial covenants regarding minimum fixed charge coverage ratio and minimum net worth.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     On July 17, 2009, the Company entered into the Loan Agreement and credit facility described in Item 1.01 above.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSURANCEAMERICA CORPORATION
By:	/s/ Mark H. Hain
Mark H. Hain
Executive Vice President, Secretary and General Counsel

Dated: July 23, 2009